Exhibit 24

Exhibit 24 - Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10_K) of First Hartford Corporation and Subsidiaries of our report dated July 23, 2001, included in the 2001 Annual Report to the Shareholders of First Hartford Corporation and Subsidiaries.


West Hartford, Connecticut
July 23, 2001